Exhibit 99.1

DocuSign signs definitive agreement to acquire SpringCM

Transaction accelerates DocuSign’s System of Agreement vision

SAN FRANCISCO, CA, and CHICAGO, IL.—July 31, 2018—As part of its vision to modernize companies’ Systems of Agreement (SofA), DocuSign Inc. (Nasdaq: DOCU) today announced that it has signed a definitive agreement to acquire SpringCM, a leading cloud-based document generation and contract lifecycle management software company based in Chicago.

With the addition of SpringCM’s capabilities in document generation, redlining, advanced document management, and end-to-end agreement workflow, the deal further accelerates DocuSign’s broadening of its solution beyond e-signature to the rest of the agreement process—from preparing to signing, acting-on, and managing agreements.

“DocuSign pioneered the e-signature category, and has built a strong SaaS business around that capability. We’ve also started to offer solutions that connect and automate the entire agreement lifecycle,” said Dan Springer, CEO of DocuSign. “We’ve done this with SpringCM as a partner across hundreds of joint commercial and enterprise customers. And we have many more DocuSign customers asking us to provide these capabilities natively as part of our platform. That’s why we believe today’s announcement makes such great business sense.”

“SpringCM shares DocuSign’s passion for transforming and automating the foundation of doing business—the agreement process,” said Dan Dal Degan, CEO of SpringCM. “That’s what we’ve been focused on since inception, and it’s why we power the contract lifecycle management processes for more than 600 of the world’s leading companies—including ADP, Aetna, Facebook, Hilton, Lenovo, Spotify, and the U.S. Department of Agriculture. By joining forces with the market leader, we can continue to simplify and accelerate the process of doing business, and drive innovation both before and after agreements have been DocuSigned.”

Under the terms of the agreement, DocuSign will acquire SpringCM for approximately $220 million in cash. Subject to customary closing conditions, including U.S. regulatory approval, the acquisition is expected to close in the third quarter of DocuSign’s fiscal year.

Management Conference Call

DocuSign will host a conference call on August 1, 2018 at 5:30 a.m. PT/8:30 a.m. ET to discuss this transaction. A live webcast of the event will be on the DocuSign Investor Relations website at docusign.com/investors. A live dial-in will be available domestically at 877-407-0784 and internationally at 201-689-8560. A replay will be available domestically at 844-512-2921 and internationally at 412-317-6671 until 8:59 p.m. PT/11:59 p.m. ET on August 15, 2018 using the passcode 13682155.

Media Relations:

Adrian Wainwright

Head of Communications

media@docusign.com

Investor Relations:

Annie Leschin

VP Investor Relations

investors@docusign.com

About DocuSign, Inc.

DocuSign (Nasdaq: DOCU) helps organizations become more agree-able by connecting and automating how they prepare, sign, act-on, and manage agreements. As part of our System of Agreement (SofA) Platform, we offer DocuSign eSignature—the world’s #1 way to sign electronically on practically any device, from anywhere, at any time. More than 400,000 customers and hundreds of millions of users worldwide already use DocuSign to accelerate the process of doing business and simplify people’s lives.

For more information, visit www.docusign.com, call +1-877-720-2040, or follow @DocuSign on Twitter, LinkedIn, Facebook, Instagram and Snapchat.

Copyright 2003-2018. DocuSign, Inc. is the owner of DOCUSIGN® and all of its other marks (www.docusign.com/IP). All other marks appearing herein are the property of their respective owners.

About SpringCM

SpringCM helps work flow by delivering an innovative document management and workflow platform, that powers the leading contract lifecycle management (CLM) application. SpringCM empowers companies to become more productive by reducing the time spent managing critical business documents. Intelligent, automated workflows enable document collaboration across an organization from any desktop or mobile device. Delivered through a secure, scalable cloud platform, SpringCM document and contract management solutions seamlessly integrate with Salesforce, or work as a standalone solution.

Every day, more than 600 companies use SpringCM to improve customer experience and get more done, faster. For more information about SpringCM, visit http://www.springcm.com.

Forward-Looking Statements

This press release includes forward-looking information related to the Company, SpringCM and our acquisition of SpringCM that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, the anticipated timing of closing of the proposed transaction, our ability to develop our System of Agreement platform and deliver product innovation, our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities.

Risks and uncertainties include, among other things, risks related to our ability to consummate the proposed transaction on a timely basis or at all, including due to complexities resulting from the adoption of new accounting pronouncements; the satisfaction of the conditions precedent to consummation of the proposed transaction; our ability to secure regulatory approvals on the terms expected, in a timely manner or at all; our ability to successfully integrate SpringCM’s operations; our ability to implement our plans, forecasts and other expectations with respect to SpringCM’s business after the completion of the transaction; our ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; disruption from the transaction making it more difficult to maintain business and operational relationships; the outcome of any legal proceedings related to the transaction or otherwise; the negative effects of the announcement or the consummation of the proposed transaction on the market price of our common stock or on our operating results; significant transaction costs; unknown liabilities; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers’ needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally.

Additional risks and uncertainties that could affect our financial results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus dated April 26, 2018, our quarterly report on Form 10-Q for the quarter ended April 30, 2018 and other filings that we make from time to time with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. In addition, any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.